Exhibit 99.4

Consent of Person to be Named as Director

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-4 of One Madison Corporation (No. 333-230030), as filed with the U.S. Securities and Exchange Commission on March 1, 2019, as may be amended from time to time, as a nominee to the board of directors of Ranpak Holdings Corp. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Salil Seshadri
Name:	Salil Seshadri
Dated:	April 1, 2019